Exhibit 2.5

Execution Copy

First Supplemental Indenture

Dated as of October 15, 2003

CORPORACIÓN INTERAMERICANA DE BEBIDAS, S.A. de C.V.

AS ISSUER

AND

COCA-COLA FEMSA, S.A. de C.V. AS GUARANTOR

AND

JPMORGAN CHASE BANK AS TRUSTEE

$300,000,000

7¼% SENIOR NOTES DUE 2009

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of October 15, 2003, is among CORPORACIÓN INTERAMERICANA DE BEBIDAS, S.A. de C.V., a Mexican corporation (formerly Panamerican Beverages, Inc.) (the “Company”), COCA-COLA FEMSA, S.A. de C.V., as guarantor, and JPMORGAN CHASE BANK, a New York banking corporation, as trustee (the “Trustee”).

RECITALS OF THE COMPANY AND THE PARENT GUARANTOR

WHEREAS, the Company has issued an aggregate principal amount of $300,000,000 of its 7¼% Senior Notes due 2009 (the “Notes”) pursuant to an indenture dated as of July 11, 1997 (the “Indenture”), between the Company and the Trustee;

WHEREAS, pursuant to Section 9.01(vi) of the Indenture, the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to amend and supplement the Indenture to add Guarantees with respect to the Notes;

WHEREAS, in May 2003, the Company became a wholly-owned subsidiary of the Parent Guarantor (defined below);

WHEREAS, the Parent Guarantor intends to guarantee in full each of the Company’s obligations under the Indenture; and

WHEREAS, all things necessary for the execution of this First Supplemental Indenture and to make this First Supplemental Indenture a valid and binding agreement of the Company and the Parent Guarantor have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

RATIFICATION; DEFINITIONS

SECTION 1.01. First Supplemental Indenture. This First Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.01(vi) of, the Indenture, and except as modified, amended and supplemented by this First Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

SECTION 1.02. Definitions. Unless the context shall otherwise require, all terms which are defined in Sections 1.01 and 1.02 of the Indenture shall have the same meanings, respectively, in this First Supplemental Indenture as such terms are given in said Sections 1.01 and 1.02 of the Indenture. In addition, for purposes of this First Supplemental Indenture the following terms shall have the respective meanings assigned them below:

“Agent for Service” shall have the meaning set forth in Section 4.06.

“Company” shall have the meaning set forth in the preamble.

“Indenture” shall have the meaning set forth in the recitals.

“Notes” shall have the meaning set forth in the recitals.

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“Obligations” shall have the meaning set forth in Section 2.01(a).

“Parent Guarantee” shall have the meaning set forth in Section 2.01(a).

“Parent Guarantor” means Coca-Cola FEMSA, S.A. de C.V., a Mexican corporation, unless and until a successor replaces it in accordance with Article 3 of this First Supplemental Indenture and thereafter means such successor.

“Successor Parent Guarantor” shall have the meaning set forth in Section 3.01(i)(b).

“Trustee” shall have the meaning set forth in the preamble.

ARTICLE 2

PARENT GUARANTEE

SECTION 2.01. Parent Guarantee.

(a) The Parent Guarantor hereby fully, unconditionally and irrevocably guarantees (the “Parent Guarantee”), as primary obligor and not merely as surety, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the obligations of the Company to the Holders or the Trustee under the Indenture (the “Obligations”). The Parent Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Section 2.01 notwithstanding any extension or renewal of any Obligation. The Parent Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Parent Guarantee.

(b) The Parent Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. The Parent Guarantor waives notice of any default with respect to its Obligations. The obligations of the Parent Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Obligations or any of them; or (v) the failure of any Holder to exercise any right or remedy against the Parent Guarantor.

(c) The Parent Guarantor further agrees that the Parent Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

(d) The obligations of the Parent Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Parent Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any

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default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Parent Guarantor or would otherwise operate as a discharge of the Parent Guarantor as a matter of law or equity.

(e) The Parent Guarantor further agrees that the Parent Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against the Parent Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, the Parent Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of:

(i)	the unpaid amount of such Obligations then due and owing; and

(ii)	accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

(g) The Parent Guarantor further agrees that, as between itself, on the one hand, and the Holders, on the other hand:

(i)	the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the Parent Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and

(ii)	in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor for the purposes of the Parent Guarantee.

SECTION 2.02. No Subrogation. The Parent Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations until payment in full of all Obligations and all obligations to which the Obligations are subordinated. If any amount shall be paid to the Parent Guarantor on account of such subrogation rights at any time when all of the Obligations and all obligations to which the Obligations are subordinated shall not have been paid in full, such amount shall be held by the Parent Guarantor in trust for the Trustee and the Holders, segregated from other funds of the Parent Guarantor, and shall, forthwith upon receipt by the Parent Guarantor, be turned over to the Trustee in the exact form received by the Parent Guarantor (duly endorsed by the Parent Guarantor to the Trustee, if required), to be applied against the Obligations or obligations to which the Obligations are subordinated.

SECTION 2.03. Limitation on Liability, Release and Discharge.

(a) The obligations of the Parent Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the Parent Guarantor and after giving effect to any collections from or payments made by or on behalf of the Parent Guarantor in respect of the obligations under the Parent Guarantee, result in the obligations of the Parent Guarantor

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under the Parent Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(b) Concurrently with the discharge of the Notes under Section 8.01(a) of the Indenture, the “covenant defeasance” of the Notes under Section 8.01(b) of the Indenture, the defeasance of the Notes under Section 8.01(b) of the Indenture or the redemption in full of the Notes under Article 3 of the Indenture, the Parent Guarantor shall be released from all its obligations under its Parent Guarantee under this Article 2.

ARTICLE 3

SUCCESSORS

SECTION 3.01. Consolidations and Mergers of the Parent Guarantor. The Parent Guarantor shall not, in a single transaction or through a series of transactions consolidate, amalgamate or combine with or merge with or into any Person, or directly or indirectly sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all its properties and assets to any Person or Persons and the Parent Guarantor shall not permit any of its Subsidiaries to enter into any such transaction or series of transactions, if such transactions or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, lease, transfer or disposition of all or substantially all of the properties and assets of the Parent Guarantor and its Subsidiaries taken as a whole, to any Person or Persons unless: (i) either (a) the Parent Guarantor shall be the continuing Person in the case of a merger or (b) the resulting, surviving or transferee Person if other than the Parent Guarantor (the “Successor Parent Guarantor”) shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, all the obligations of the Parent Guarantor under this First Supplemental Indenture; (ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) no Default or Event of Default with respect to the Company would occur or be continuing and the Parent Guarantor shall have delivered, to the Trustee an Officers’ Certificate to that effect; and (iii) the Parent Guarantor or the Successor Parent Guarantor, as the case may be, shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and such supplemental indenture (if any) comply with the Indenture and that such supplemental indenture constitutes the legal, valid and binding obligation of the Successor Parent Guarantor, enforceable against such entity in accordance with its terms, subject to customary exceptions, and that all conditions precedent, if any, in this First Supplemental Indenture relating to the transaction or series of transactions have been satisfied.

SECTION 3.02. Rights and Duties of Successor Corporation. In case of any consolidation or merger, or conveyance or transfer of the assets of the Parent Guarantor as an entirety or virtually as an entirety in accordance with Section 3.01 of this First Supplemental Indenture, the Successor Parent Guarantor shall succeed to and be substituted for the Parent Guarantor, with the same effect as if it had been named herein as the Parent Guarantor, and the predecessor corporation shall be relieved of any further obligation under this First Supplemental Indenture.

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ARTICLE 4

MISCELLANEOUS

SECTION 4.01. No Recourse Against Others. No past, present or future director, officer employee, direct or indirect shareholder or incorporator or Affiliate of the Parent Guarantor, as such, shall have any liability for any obligation of the Parent Guarantor under this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, any such obligation or the creation of any such obligation. Each Holder waives and releases such Persons from all such liability.

SECTION 4.02. Successors. Except as set forth in Section 3.02, all agreements of the Parent Guarantor in this First Supplemental Indenture shall bind any successors of the Parent Guarantor.

SECTION 4.03. Notices and Demands on Parent Guarantor. Any notice or demand which by any provision of this First Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Holders to or on the Parent Guarantor may be given to Coca-Cola FEMSA, S.A. de C.V., Guillermo González Camarena No. 600, Centro de Ciudad Santa Fe, 01210 México, D.F., México; Attention: Corporate Finance and Treasury Director (telecopier: 011-52-55-5292-3474), in each case in accordance with the methods provided in Section 10.02 of the Indenture.

SECTION 4.04. Governing Law. The internal laws of the State of New York shall govern this First Supplemental Indenture, without regard to the conflict of laws provisions thereof.

SECTION 4.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4.06. Consent to Jurisdiction; Designation of Agent. The Parent Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any State of New York or United States federal court sitting in the State of New York over any action or proceeding arising out of or in relation to this First Supplemental Indenture or the Indenture as amended or supplemented from time to time, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York or federal court. The Parent Guarantor hereby irrevocably appoints CT Corporation System (the “Agent for Service”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Service may be made on the Parent Guarantor by mailing or delivering a copy of such process to the Parent Guarantor in care of the Agent for Service at the address of the Agent for Service in the State of New York, and the Parent Guarantor hereby irrevocably authorizes and directs the Agent for Service to accept such service on its behalf. The Parent Guarantor further agrees that a final judgment in any such action or proceeding after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Parent Guarantor further waives any objection to venue in the State of New York and objection to any action or proceeding in such State on the basis of forum non conveniens. Nothing in this Section 4.06 shall affect the right of the Parent Guarantor to bring any action or proceeding against any other Person or their property in the courts of any other jurisdiction.

SECTION 4.07. Incorporation into Indenture. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture; and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

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SECTION 4.08. Acceptance. The Trustee accepts the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented.

SECTION 4.09. Severability. If any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.10. Headings, Etc. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this First Supplemental Indenture, and shall in no way modify or restrict any of the terms or provisions of this First Supplemental Indenture.

SECTION 4.11. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are solely made by the Company and the Parent Guarantor.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be executed as of the date and year first written.

CORPORACIÓN INTERAMERICANA DE BEBIDAS, S.A. de C.V.

By: /s/	HÉCTOR TREVIÑO GUTIÉRREZ
Name:	Héctor Treviño Gutierrez
Title:	Chief Financial and Administrative Officer

COCA-COLA FEMSA, S.A. de C.V., as Parent Guarantor

By: /s/	HÉCTOR TREVIÑO GUTIÉRREZ
Name:	Héctor Treviño Gutierrez
Title:	Chief Financial and Administrative Officer

JPMORGAN CHASE BANK, as Trustee

By: /s/	GLENN W. ANDERSEN
Name:	Glenn W. Andersen
Title:	Vice President

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